UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2016 (November 8, 2016)

SERVICEMASTER GLOBAL HOLDINGS, INC.

(Exact name of each registrant as specified in its charter)

Delaware	001-36507	20-8738320
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

860 Ridge Lake Boulevard, Memphis, Tennessee	38120
(Address of principal executive offices)	(Zip Code)

(901) 597-1400

(Each registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 8, 2016, The ServiceMaster Company, LLC (“SvM”), an indirect wholly-owned subsidiary of ServiceMaster Global Holdings, Inc., consummated the following transactions in connection with the refinancing of SvM’s then-existing term loan facility (the “Existing Term Loan Facility”) and SvM’s then-existing revolving credit facility:

•                  the issuance of $750 million of its 5.125% Senior Notes due 2024 (the “Notes”);

•                  entry into a $1,650 million term loan facility maturing 2023 (the “Amended Term Loan Facility”);

•                  entry into a $300 million revolving credit facility maturing 2021 (the “Amended Revolving Credit Facility” and, together with the Amended Term Loan Facility, the ‘‘Amended Credit Facilities”).

SvM used the net proceeds of the issuance of the Notes, together with the proceeds from the Amended Term Loan Facility, to fund the repayment of the Existing Term Loan Facility and to pay related fees and expenses.

Indenture and Notes

SvM issued the Notes under an Indenture, dated as of November 8, 2016 (the “Base Indenture,” as amended by the First Supplemental Indenture, dated as of November 8, 2016, the “Indenture”), among SvM, certain subsidiaries of SvM as guarantors (the “Subsidiary Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).  The Notes will not be subject to registration rights, and the Indenture has not been and will not be qualified under the Trust Indenture Act of 1939, as amended.

Interest; Maturity

The Notes will mature on November 15, 2024. The Notes bear interest at a rate of 5.125% per annum from November 8, 2016.  Interest on the Notes is payable semi-annually on May 15 and November 15 of each year, commencing May 15, 2017.

Ranking; Guarantees

The Notes are unsecured senior indebtedness of SvM and rank:

•                  equal in right of payment to all existing and future senior indebtedness of SvM;

•                  senior in right of payment to all of SvM’s future subordinated obligations; and

•                  effectively subordinated to all of SvM’s secured indebtedness to the extent of the value of the assets securing such indebtedness and to all indebtedness and other liabilities of SvM’s subsidiaries that do not guarantee the Notes.

The Notes are guaranteed, jointly and severally, irrevocably and fully and unconditionally, on a senior unsecured basis, by each domestic subsidiary of SvM that guarantees its indebtedness under the Amended Credit Facilities and that is a Wholly Owned Domestic Subsidiary (as defined in the Indenture).  These guarantees are subject to termination and release under specified circumstances without the consent of holders of the Notes. The guarantee of each Subsidiary Guarantor is a senior unsecured obligation of that guarantor and ranks:

•                  equal in right of payment to all existing and future senior indebtedness of that Subsidiary Guarantor;

•                  senior in right of payment to all future subordinated obligations of that Subsidiary Guarantor; and

•                  effectively subordinated to all secured indebtedness of that Subsidiary Guarantor to the extent of the value of the assets securing such indebtedness and to all indebtedness and other liabilities of SvM’s subsidiaries that do not guarantee the Notes.

Optional Redemption

At any time prior to November 15, 2019, SvM may redeem some or all of the Notes at a price equal to 100% of the principal amount plus the applicable “make-whole” premium set forth in the Indenture and accrued and unpaid interest, if any, to, but not including, the redemption date.

At any time on or after November 15, 2019, SvM may redeem some or all of the Notes at the applicable redemption price set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the redemption date, if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Redemption Period	Price
2019	103.844%
2020	102.563%
2021	101.281%
2022 and thereafter	100.000%

In addition, prior to November 15, 2019, SvM will be entitled, at its option, to redeem the Notes in an aggregate principal amount equal to up to 40% of the original aggregate principal amount of the Notes with funds in an equal aggregate amount not exceeding the aggregate proceeds of one or more equity offerings, at a redemption price equal to 105.125% of the principal amount outstanding in respect of the Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date, provided, however, that if Notes are redeemed, an aggregate principal amount of Notes equal to at least 50% of the original aggregate principal amount of Notes must remain outstanding immediately after each such redemption of Notes.

Offer to Repurchase

If SvM experiences a change of control triggering event (as defined in the Indenture), it must offer to repurchase all of the Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the repurchase date.  If SvM sells assets under certain circumstances, it must use the proceeds to make an offer to purchase the Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase.

Covenants

The Indenture contains covenants that, among other things, limits the ability of SvM and its restricted subsidiaries, as described in the Indenture, to: incur additional indebtedness or issue certain preferred shares; pay dividends, redeem stock or make other distributions, or make investments; create restrictions on the ability of SvM’s restricted subsidiaries to make payments to SvM; enter into certain transactions with affiliates; transfer or sell assets; create certain liens; merge, consolidate or sell all of SvM’s assets; and designate SvM’s subsidiaries as unrestricted subsidiaries. Most of these covenants will be suspended during any period in which the Notes have investment grade ratings from both Moody’s and S&P.

Events of Default

The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and other monetary obligations on all the then outstanding Notes issued under the Indenture to be due and payable immediately.

The foregoing description of the Notes is qualified in its entirety by reference to the complete terms and conditions of the Base Indenture and the Fist Supplemental Indenture, filed as Exhibit 4.1 and Exhibit 4.2 hereto, respectively, and incorporated herein by reference.

Amended Credit Facilities

On November 8, 2016, SvM, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and issuing bank, the lenders and other financial institutions party thereto, CDRSVM Holding, LLC and certain subsidiaries of SvM party thereto, entered into a third amendment (the “Third Amendment”) to SvM’s existing credit agreement, dated as of July 1, 2014, governing the Amended Credit Facilities.

Maturity; Prepayments

The Amended Term Loan Facility will mature on November 8, 2023. Principal repayments of 1% per annum will be payable quarterly with the balance due at maturity. The Amended Revolving Credit Facility will mature on November 8, 2021.

Subject to certain exceptions, the Amended Term Loan Facility is subject to mandatory prepayment and reduction in an amount equal to:

•                  the net cash proceeds of certain specified asset sales or dispositions by SvM and its restricted subsidiaries; and

•                  50% of annual excess cash flow (as defined in the Amended Credit Facilities) for any fiscal year unless a certain first lien leverage ratio target is met.

SvM may prepay term loans under the Amended Term Loan Facility at any time and from time to time, in whole or in part, without premium or penalty, unless such prepayment is in connection with a repricing transaction (as defined in the Amended Credit Facilities) on or prior to the 12-month anniversary of the closing date of the Amended Credit Facilities, in which case a 1.0% premium shall be required to be paid.

Voluntary reductions of revolving loan commitments under the Amended Revolving Credit Facility are permitted from time to time, without premium or penalty.

Guarantees; Security

CDRSVM Holding, LLC, the direct parent of SvM, and each direct and indirect domestic subsidiary of SvM (other than any subsidiary that is a foreign subsidiary holding company, a subsidiary of a foreign subsidiary, an unrestricted subsidiary, any subsidiary below a certain materiality threshold, a receivables financing subsidiary, a subsidiary subject to regulation as an insurance, home warranty, service contract or similar company (or any subsidiary thereof) and certain other specified subsidiaries) guarantee SvM’s obligations under the Amended Credit Facilities. The Amended Credit Facilities and the guarantees thereof are secured by substantially all of the tangible and intangible assets of SvM and the guarantors (including pledges of all the capital stock of all direct domestic subsidiaries (other than foreign subsidiary holding companies, which are deemed to be foreign subsidiaries) owned by SvM or any guarantor and of up to 65% of the capital stock of each direct foreign subsidiary owned by SvM or any guarantor), subject to certain exceptions, including but not limited to exceptions for equity interests, indebtedness or other obligations of subsidiaries, real estate or any other assets if the granting of a security interest therein would require that SvM’s 7.10% notes due March 1, 2018, 7.45% notes due August 15, 2027 and 7.25% notes due March 1, 2038 be secured.

Interest; Fees

The interest rates applicable to the loans under the Amended Term Loan Facility are based on a fluctuating rate of interest measured by reference to either, at the borrower’s option, (i) an adjusted London inter-bank offered rate (“LIBOR”) plus 2.50% per annum, or (ii) an alternate base rate (“ABR”) plus 1.50% per annum.

In connection with entering into the Amended Term Loan Facility, SvM terminated its interest rate swap agreements with respect to the Existing Term Loan Facility and entered into $650 million of interest rate swaps under the Amended Term Loan Facility, fixed at 4%.  As a result, SvM’s fixed-to-floating interest rate ratio on its debt improved from approximately 40% under the Existing Term Loan Facility to 62% under the Amended Term Loan Facility.

The interest rates applicable to the loans under the Amended Revolving Credit Facility are based on a fluctuating rate of interest measured by reference to either, at the borrower’s option, (i) an adjusted LIBOR plus 2.50% per annum, or (ii) ABR plus 1.50% per annum.

Covenants

The Amended Credit Facilities contain a number of covenants that, among other things, limit or restrict the ability of SvM and its material restricted subsidiaries to dispose of certain assets, incur or guarantee additional indebtedness, make dividends and other restricted payments (including redemption of our stock, prepayments of subordinated obligations and making investments), incur or maintain liens or engage in certain transactions with affiliates. The Amended Credit Facilities also restrict the ability of SvM to engage in mergers or the sale of substantially all of its assets.

Events of Default

The Amended Credit Facilities contain a number of events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross payment default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees, security interests or, to the extent applicable, intercreditor arrangements, material judgments and change of control.

The foregoing description of Amended Credit Facilities is qualified in its entirety by reference to the complete terms and conditions of the Amended Credit Agreement, filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 concerning SvM’s direct financial obligations under the Indenture, the Notes and the Amended Credit Facilities is hereby incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
4.1	Indenture, dated as of November 8, 2016, among The ServiceMaster Company, LLC, the Subsidiary Guarantors named therein, and Wilmington Trust, National Association, as Trustee.
4.2	First Supplemental Indenture, dated as of November 8, 2016, among The ServiceMaster Company, LLC, the Subsidiary Guarantors named therein, and Wilmington Trust, National Association, as Trustee.
4.3	Form of 5.125% Senior Note (included in Exhibit 4.1 hereto).
10.1

Third Amendment, dated as of November 8, 2016, to the Credit Agreement, dated as of July 1, 2014, among The ServiceMaster Company, LLC, JPMorgan Chase Bank N.A., as administrative agent, the lenders and other financial institutions party thereto and certain Subsidiaries named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICEMASTER GLOBAL HOLDINGS, INC.
(Registrant)

November 10, 2016	By:	/s/ Alan J. M. Haughie
Alan J. M. Haughie
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Indenture, dated as of November 8, 2016, among The ServiceMaster Company, LLC, the Subsidiary Guarantors named therein, and Wilmington Trust, National Association, as Trustee.
4.2	First Supplemental Indenture, dated as of November 8, 2016, among The ServiceMaster Company, LLC, the Subsidiary Guarantors named therein, and Wilmington Trust, National Association, as Trustee.
4.3	Form of 5.125% Senior Note (included in Exhibit 4.1 hereto).
10.1

Third Amendment, dated as of November 8, 2016, to the Credit Agreement, dated as of July 1, 2014, among The ServiceMaster Company, LLC, JPMorgan Chase Bank N.A., as administrative agent, the lenders and other financial institutions party thereto and certain Subsidiaries named therein.